EXHIBIT 99.1

SCHEDULE 13D JOINT FILING AGREEMENT

In accordance with the requirements of Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, and subject to the limitations set forth therein, the parties set forth below agree to jointly file the Schedule 13D to which this Joint Filing Agreement is attached (including any amendments thereto hereafter signed by the parties) and have duly executed this Joint Filing Agreement as of the date set forth below.

Dated: February 25, 2022

Campalier, S.A. de C.V.

By:	/s/ Luis German Campos Orozco
Name:	Luis German Campos Orozco
Title:	Manager

Luis German Campos Orozco

By:	/s/ Luis German Campos Orozco

SCHEDULE I

Reporting Person	Trade Date	Shares Purchased (Sold)	Price
Campalier, S.A. de C.V.	2/14/2022	120,737	$14.0141
Campalier, S.A. de C.V.	2/15/2022	65,588	$14.6252
Campalier, S.A. de C.V.	2/16/2022	34,564	$15.0003
Campalier, S.A. de C.V.	2/17/2022	6,140	$16.0004
Campalier, S.A. de C.V.	2/18/2022	50,359	$15.7855
Campalier, S.A. de C.V.	2/22/2022	44,576	$15.5316

[1]	The reported price is a weighted average price. These shares were traded in multiple transactions at prices ranging from $13.50 to $14.28127. The Reporting Persons undertake to provide the Staff, upon request, full information regarding the number of shares traded at each separate price within the ranges set forth in this footnote.

[2]	The reported price is a weighted average price. These shares were traded in multiple transactions at prices ranging from $14.01 to $14.75. The Reporting Persons undertake to provide the Staff, upon request, full information regarding the number of shares traded at each separate price within the ranges set forth in this footnote.

[3]	The reported price is a weighted average price. These shares were traded in multiple transactions at a price of $15.00. The Reporting Persons undertake to provide the Staff, upon request, full information regarding the number of shares traded at each separate price within the ranges set forth in this footnote.

[4]	The reported price is a weighted average price. These shares were traded in multiple transactions at a price of $16.00. The Reporting Persons undertake to provide the Staff, upon request, full information regarding the number of shares traded at each separate price within the ranges set forth in this footnote.

[5]	The reported price is a weighted average price. These shares were traded in multiple transactions at prices ranging from $15.48274 to $16.00. The Reporting Persons undertake to provide the Staff, upon request, full information regarding the number of shares traded at each separate price within the ranges set forth in this footnote.

[6]	The reported price is a weighted average price. These shares were traded in multiple transactions at prices ranging from $15.28263 to $15.60. The Reporting Persons undertake to provide the Staff, upon request, full information regarding the number of shares traded at each separate price within the ranges set forth in this footnote.